Exhibit 99.1

   Pope Resources Increases Its Quarterly Distribution 67% to $0.25

    POULSBO, Wash.--(BUSINESS WIRE)--Aug. 24, 2005--Pope Resources (Nasdaq:POPEZ) announced today a quarterly distribution of 25 cents per unit, effective for unitholders of record on September 9, 2005 and payable on September 23, 2005. This represents a 67% increase in the partnership's quarterly distribution, or a 10-cent increase from the prior quarterly distribution of 15 cents per unit. David L. Nunes, President and CEO said, "We are continuing to enjoy strong bottom-line performance and are pleased to announce this substantial increase in our distribution payout. The strategic initiatives put in place over the past few years are generating significant earnings and cash flow for the partnership. We feel it is important to reward our unitholders for the confidence they have placed in our strategies in the form of a higher distribution, while at the same time assuring that we have adequate capital to facilitate the company's future growth."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 640,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.


    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax 360-697-1156